Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

The Delaware County Bank and Trust Company Obtains SBA Preferred Lender Status

And Announces the Hiring of a Seasoned SBA Lending Team

Lewis Center, OH, December 9, 2015 – The Delaware County Bank and Trust Company (the “Bank”) announced today that the U.S. Small Business Administration (“SBA”) has granted the Bank Preferred Lender status under the SBA’s Preferred Lender Program (“PLP”).  Under this program, the SBA delegates the final credit decision to carefully selected PLP lenders, thereby streamlining the procedures necessary to provide financing to the small business community. Lenders are considered for PLP status based on their record with the SBA, and must have demonstrated a proficiency in processing and servicing SBA-guaranteed loans.

The Bank also announced that it has significantly expanded its small business lending capabilities with the addition of a seasoned team specializing in SBA lending. Based in the Bank’s Lewis Center, Ohio headquarters, the SBA team will underwrite and originate loans under the SBA’s 7(a) and 504 loan programs to small businesses in Central Ohio and throughout the United States. The nine-person SBA team is led by John C. Tonjes and Dan T. Bywater.

“We award Preferred Lender status to lenders who have demonstrated their commitment to small business and have the ability to effectively serve this market,” said Martin Golden, district director of the U.S. Small Business Administration’s Columbus District Office. “We are fortunate to have banks like Delaware County Bank and Trust Co. that are so supportive of small business and SBA.”

Ronald J. Seiffert, President and CEO of the Bank, said, “Delaware County Bank has played an important role in meeting the banking and financing needs of small-businesses in Central Ohio for many years, with experienced banking professionals and a local decision making structure that allows us to deliver client specific financial solutions in a timely manner. Now, with our authority to make the credit decisions on behalf of the SBA for its 7(a) and 504 loan programs, and with a new team in place that specializes in these SBA loan products, we are well positioned to be a larger provider of lending solutions to small businesses in Central Ohio and nationally.”

John C. Tonjes has been appointed Senior Vice President of the Bank, and is a veteran lender and business development officer who has cultivated a national lending network of referral sources and lenders over his 17 year career in small business and SBA lending. Tonjes was most recently Executive Vice President with Midwest Business Capital (“Midwest”), where he played an integral role in building and managing a Central-Ohio based national niche lending platform revolving around lending to the dental, medical, veterinary, optometry, funeral and insurance agency industries. During his ten year career at Midwest, Tonjes and his team developed an SBA 7(a) loan program with annual originations exceeding $60 million, and they built an SBA 504 loan origination and pooling program that was recognized by the SBA as one of 12 SBA approved loan pooling programs in the country.

Dan T. Bywater has been appointed First Vice President of the Bank, and has over 12 years of Vice-President level experience underwriting and originating loans under the SBA’s 7(a) and 504 loan programs. Bywater was most recently Senior Commercial Business Development Officer and Underwriter for Midwest, where he worked for six years alongside John Tonjes in all aspects of Midwest’s national SBA lending program.

Seiffert continued, “John and Dan have a demonstrated track record of building a nationwide network of referral sources focusing on niche business sectors that have historically been among the best performing business sectors, from an asset quality perspective, tracked by the SBA. Their industry contacts and business development skills, along with their experience in SBA underwriting and the secondary market for sales of SBA guaranteed loan tranches, provides the Bank with an important strategic opportunity to leverage its strong capital position and further diversify and strengthen the Banks earnings.”

About The Delaware County Bank and Trust Company

The Delaware County Bank and Trust Company is a state-chartered commercial bank that conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its eight full-service and six limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking, small business lending and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. DCB Financial Corp (OTCPink: DCBF) is the parent company of The Delaware County Bank & Trust Company,

Contact:	The Delaware County Bank and Trust Company
Ronald J. Seiffert, President and CEO
(740) 657-7000